Exhibit 99.1

Media Contact:	Investor Contact:
Jaymie Scotto & Associates	Inteliquent, Inc.
1-866-695-3629	Jim Polson
pr@jaymiescotto.com	1-866-268-4744

Inteliquent Appoints David Zwick as Chief Financial Officer

CHICAGO, IL, October 4, 2012 — Inteliquenttm (Nasdaq: IQNT), a leading provider of global interconnection and interoperability solutions, today announced that David Zwick has been appointed Chief Financial Officer and Executive Vice President. Mr. Zwick assumed his new role effective October 1, 2012.

Mr. Zwick joined Inteliquent in August 2011 as Senior Vice President of Business Development. In that role, Mr. Zwick was responsible for Inteliquent’s corporate strategy, mergers and acquisitions, business development and strategic alliances. Previously, Mr. Zwick was a senior investment banker in the Global Communications & Media group at Lehman Brothers and Barclays Capital for 13 years. Mr. Zwick started his career at Arthur Andersen & Co. Mr. Zwick earned a B.A. in Finance (with distinction) from the University of Illinois and an M.B.A. from Northwestern University’s J.L. Kellogg School of Management. Mr. Zwick is a Certified Public Accountant.

“David’s promotion to CFO and Executive Vice President comes at a critical time for Inteliquent,” said Ed Evans, Chief Executive Officer of Inteliquent. “Today’s competitive market requires a CFO with a global view and understanding of the business, as well as the kind of superior financial acumen that makes David particularly well suited to serve as our new CFO. I, along with the full Board of Directors, believe that David is the ideal fit for our company as we move to the next stage of our development.”

“It is an honor to be selected as only the second CFO in Inteliquent’s corporate history,” adds Mr. Zwick. “I am delighted to serve Inteliquent in this expanded capacity.”

To learn more about Inteliquent’s products and services, contact info@inteliquent.com or visit www.inteliquent.com.

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About Inteliquent

Headquartered in Chicago, Inteliquent (brand name of Neutral Tandem Inc, Tinet Spa and/or any of their affiliates) provides intelligent networking to solve challenging interconnection and interoperability issues on a global scale. With an advanced MPLS network that is highly interconnected to carriers around the world, Inteliquent provides voice, IP Transit, Ethernet and hosted service solutions to major carriers, service providers, and content management firms based in over 80 countries and six continents. With over 130 Ethernet sites worldwide, the company is one of the largest global Ethernet interconnection providers, a top five global IP transit provider and has a leading IPv6 network. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.